EXHIBIT 99.2
FULL ACCESS AND PROTOTYPE INDUSTRIES
BALANCE SHEETS

	September 30,	December 31,
	2012	2011
ASSETS	Unaudited
Current assets:
Total current assets	$--	$--

Total assets	$--	$--

LIABILITIES AND CAPITAL

Current liabilities:
Total current liabilities	$--	$--

Total liabilities	--	--

Capital
Partner contribution	--	--
Retained earnings	--	-
Total capital	--	--
Total liabilities and capital	$--	$--

The accompanying notes are an integral part of these financial statements

FULL ACCESS AND PROTOTYPE INDUSTRIES
STATEMENTS OF OPERATIONS
FOR THE PERIODS ENDED SEPTEMBER 30,
(Unaudited)

	2012	2011
Revenue	$357,502	$286,557
Direct costs	343,952	179,858
Gross profit	13,550	106,699

Operating expenses:
General and administrative expenses	--	--
Net income	13,550	106,699

The accompanying notes are an integral part of these financial statements

FULL ACCESS AND PROTOTYPE INDUSTRIES
STATEMENTS OF CASH FLOWS
FOR THE PERIODS ENDED SEPTEMBER 30,
(Unaudited)

	2012	2011
Cash flow from operating activities
Net income	$13,550	$106,699
Adjustments to reconcile net loss to net cash
used in operating activities:
Increase (decrease) in liabilities:
Net cash flow used in operating activities	13,550	106,699

Cash flow from financing activities:
Distribution to owners	(13,550)	(106,699)

Net cash provided(used) by financing activities	--	--

Net increase (decrease) in cash	--	--
Cash- beginning of the period	--	--
Cash- end of the period	$--	$--

SUPPLEMENTAL DISCLOSURES:
Interest paid
Income tax paid

The accompanying notes are an integral part of these financial statements

FULL ACCESS AND PROTOTYPE INDUSTRIES
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2012 AND 2011
(Unaudited)

NOTE 1 – ORGANIZATION

Full Access and Prototype Industries (“Proprietorship”) was formed by two individuals to promotes music and other entertainment activities in the Dallas , Texas market including the City of Dallas and surrounding counties. Full Access works in conjunction with other promotion entities to bring entertainers  to various venues within the Dallas area plus advertises and promote the venues through various forms of advertising including print ads and online promotion.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited financial statements of Full Access and Prototype Industries have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for years presented have been reflected herein.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles.  Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could vary from  the estimates that were assumed in preparing these financial statements.

Statement of Cash Flows

For the purposes of the statement of cash flows, the Proprietorship considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Revenue Recognition

Revenue is recognized upon completion of the service and sale of the product and or completion of the program.

Advertising Costs

Advertising costs are directly related to the promotion of the various entertainers and their respective upcoming events.  These costs are expensed when incurred and are included in the caption “Direct Costs” on the statement of operations.

NOTE 3 – INCOME TAX

The income from the Proprietorship is passed through to its owners and is taxed at their respective tax rates for federal income tax purposes.  Accordingly, no provision for income taxes is presented in the accompanying financial statements.